Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of April 5, 2011, among Vintage Pharmaceuticals, LLC (the “Guaranteeing Subsidiary”), a Delaware limited liability company and a subsidiary of Endo Pharmaceuticals Holdings Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 23, 2010, as supplemented by a first supplemental indenture dated as of December 13, 2010, a second supplemental indenture dated as of December 21, 2010 and a third supplemental indenture dated as of February 17, 2011 (as so supplemented, the “Indenture”), providing for the issuance of 7.00% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

4. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5. NEW YORK LAW TO GOVERN; WAIVER OF JURY TRIAL. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED

THEREBY. THE COMPANY, THE TRUSTEE, THE GUARANTEEING SUBSIDIARY AND EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy (which may be provided via facsimile or other electronic transmission) shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the other Guarantors and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GUARANTEEING SUBSIDIARY:

VINTAGE PHARMACEUTICALS, LLC

By: Generics International (US), Inc., its sole member

By	/s/ Caroline B. Manogue
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

COMPANY:

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ David P. Holveck
Name: David P. Holveck
Title: President & Chief Executive Officer

GUARANTORS:

LEDGEMONT ROYALTY SUB LLC

By:	Endo Pharmaceuticals Solutions Inc., its sole member

By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President & Chief Executive Officer

GENERICS BIDCO I, LLC

By:	Generics International (US), Inc., its sole member

By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President & Chief Executive Officer

PENWEST PHARMACEUTICALS CO.

By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President & Chief Executive Officer

GENERICS INTERNATIONAL (US), INC.

By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President & Chief Executive Officer

ENDO PHARMACEUTICALS INC.

By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President & Chief Executive Officer

ENDO PHARMACEUTICALS SOLUTIONS INC.

By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President and Chief Executive Officer

ENDO PHARMACEUTICALS VALERA INC.

By:	/s/ David P. Holveck
	Name:	David P. Holveck
	Title:	President & Chief Executive Officer

HEALTHRONICS, INC.

By:	/s/ Caroline B. Manogue
	Name:	Caroline B. Manogue
	Title:	Executive Vice President, Chief Legal Officer & Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin G. Reed
Authorized Signatory